CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603



                          March 7, 2002



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60632

JPMorgan Chase Bank
4 New York Plaza, 6th Floor
New York, New York  10004-2413


     Re:                         FT 606

Gentlemen:

     We have acted as counsel for Nike Securities L.P., Depositor of FT 606 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Trust of said Fund (the "Trust"), under a Trust Agreement, dated March 7, 2002 (the "Indenture"), among Nike Securities L.P., as Depositor, JPMorgan Chase Bank, as Trustee and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents we have deemed pertinent. The opinions expressed herein assume that the Trust will be administered, and investments by the Trust from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. The Trust holds Securities as such term is defined in the
Prospectus. For purposes of the following discussion and opinion, it is assumed that the Trust holds (i) stock in domestic and foreign corporations (the "Stocks") (ii) interests in a real estate investment trust (the "REIT Shares") and (iii) interests in regulated investment companies (the "RIC Shares"). For purposes of the following discussion and opinion, it is assumed that each Stock is equity for Federal income tax purposes, each REIT Share is a share in an entity treated as a real estate investment trust (a "REIT") for federal income tax purposes and each RIC Share is a share in an entity treated as a regulated investment company (a "RIC") for federal income tax purposes. We have not independently examined the assets to be deposited in and held by the Trust.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

       I.    The  Trust  is  not  an  association  taxable  as  a
corporation for Federal income tax purposes; each Unit holder will be treated as the owner of a pro rata portion of each of the assets of the Trust under the Internal Revenue Code of 1986 (the "Code") in the proportion that the number of Units held by a Unit holder bears to the total number of Units outstanding; under Subpart E, Subchapter J of Chapter 1 of the Code, income of the
Trust will be treated as income of the Unit holders in the proportion described above; and an item of Trust income will have the same character in the hands of a Unit holder as it would have if the Unitholder directly owned the assets of the Trust. Each Unit holder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Unit holder if the Unit holder directly owned the assets of the Trust.

     II. The price a Unit holder pays for his or her Units, generally including sales charges, is allocated among his or her pro rata portion of each Security held by the Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unit holder purchases his or her Units) in order to determine the tax basis for his or her pro rata portion of each Security held by the Trust. For Federal income tax purposes, a Unit holder's pro rata portion of distributions by a corporation with respect to a Security ("dividends" as defined by Section 316 of the Code), except for properly designated capital gains dividends paid on REIT Shares and RIC Shares and except for properly designated exempt-interest dividends on RIC Shares, is taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unit holder's pro rata portion of dividends paid on such Security which exceeds such current and accumulated earnings and profits will first reduce a Unit holder's tax basis in such Security, and to the extent that such dividends exceed a Unit holder's tax basis in such Security shall be treated as gain from the sale or exchange of property. Certain distributions on the REIT Shares and the RIC Shares may qualify as "capital gains dividends," taxable to shareholders (and accordingly to Unit holders as owners of a pro rata portion of the REIT Shares and the RIC Shares) as long-term capital gain, regardless of how long the shareholder has owned such shares. Distributions of income or capital gains declared on REIT Shares and the RIC Shares in October, November or December will be deemed to have been paid to shareholders (and accordingly to Unit holders as owners of a pro rata portion of the REIT Shares and the RIC Shares) on December 31 of the year they are declared, even when paid by the REIT or the RIC during the following January.

    III. Gain or loss will be recognized to a Unit holder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his or her Units, except to the extent an in kind distribution of Securities is received by such Unit holder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his or her Units. Before adjustment, such basis would normally be cost if the Unit holder had acquired his or her Units by purchase. Such basis will be reduced, but not below zero, by the Unit holder's pro rata portion of dividends, except for properly designated capital gains dividends paid on REIT Shares or RIC Shares and properly designated exempt-interest dividends on RIC Shares, with respect to each Security which is not taxable as ordinary income. However, any loss realized by a Unit holder with respect to the disposition of his pro rata portion of the REIT Shares or RIC Shares, to the extent such Unit holder has owned his or her Units for less than six months or the Trust has held the REIT Shares for less than six months, will be disallowed to the extent of exempt-interest dividends. If such loss is not entirely disallowed, it will be treated as long-term capital loss to the extent of the Unit holder's pro rata portion of any capital gain dividends received (or deemed to have been received) with respect to the REIT Shares or RIC Shares.

     IV. If the Trustee disposes of a Trust asset (whether by sale, taxable exchange, liquidation, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unit holder (subject to various nonrecognition provisions under the Code) and the amount thereof will be measured by comparing the Unit holder's aliquot share of the total proceeds from the transaction with the basis for his or her fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his or her Units (as of the date on which the Units were acquired) among each of the Trust's assets (as of the date on which his or her Units were acquired) ratably according to their values as of the valuation date nearest the date on which he or she purchased such Units. A Unit holder's basis in his or her Units and of his or her fractional interest in each Trust asset must be reduced, but not below zero, by the Unit holder's pro rata portion of dividends, except for properly designated capital gains dividends paid on REIT Shares or RIC Shares and properly designated exempt-interest dividends on RIC Shares, with respect to each Security which is not taxable as ordinary income.

      V. Under the Indenture, under certain circumstances, a Unit holder tendering Units for redemption may request an in kind distribution of Securities upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unit holder is considered as owning a pro rata portion of each of the Trust's assets. The receipt of an in kind distribution will result in a Unit holder receiving whole shares of Securities and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution will depend upon whether or not a Unit holder receives cash in addition to Securities. A "Security" for this purpose is a particular class of stock issued by a particular corporation, REIT or RIC. A Unit holder will not recognize gain or loss if a Unit holder only receives Securities in exchange for his or her pro rata portion of the Securities held by the Trust. However, if a Unit holder also receives cash in exchange for a Security or a fractional share of a Security held by the Trust, such Unit holder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unit holder and his or her tax basis in such Security or fractional share of a Security held by the Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unit holder with respect to each Security owned by the Trust.

     A domestic corporation owning Units in the Trust may be eligible for the 70% dividends received deduction pursuant to
Section 243(a) of the Code with respect to such Unit holder's pro rata portion of dividends on Stock received by such Trust (to the extent such dividends are taxable as ordinary income, as discussed above, and are attributable to domestic corporations), subject to the limitations imposed by Sections 246 and 246A of the Code.

     To the extent dividends received by the Trust are attributable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to its pro rata portion of such dividends since the dividends received deduction is generally available only with respect to dividends with respect to Stock of domestic corporations. Dividends with respect to RIC Shares and REIT Shares are generally not eligible for the dividends received deduction. However, because some of the RIC Shares may pay exempt interest dividends, which are treated as tax-exempt interest for federal income tax purposes, Unit holders may not be able to deduct some of their share of Trust expenses. In addition, Unit holders may not be able to deduct some of their interest expense for debt they incurred or continued to purchase or carry Trust Units.

     A Unit holder will recognize taxable gain (or loss) when all or part of the pro rata interest in a Security is either sold by the Trust or redeemed or when a Unit holder disposes of his or her Units in a taxable transaction, in each case for an amount greater (or less) than his or her tax basis therefor; subject to various nonrecognition provisions of the Code.

     It should be noted that capital gains can be recharacterized as ordinary income in the case of certain financial transactions that are "conversion transactions." In addition, the Code treats certain transactions designed to reduce or eliminate risk of loss and opportunities for gain (e.g., short sales, offsetting notional principal contracts, futures or forward contracts, or similar transactions) as constructive sales for purposes of recognition of gain (but not loss) and for purposes of determining the holding period.

     It should be noted that payments to the Trust of dividends on Securities that are attributable to foreign corporations may be subject to foreign withholding taxes and Unit holders should consult their tax advisers regarding the potential tax consequences relating to the payment of any such withholding taxes by the Trust. Any dividends withheld as a result thereof will nevertheless be treated as income to the Unit holders. Because under the grantor trust rules, an investor is deemed to have paid directly his or her share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. A required holding period is imposed for such credits.

     If more than 50% of the value of the total assets of the RIC consist of stock or securities in foreign corporations, the RIC may elect to pass through to its shareholders the foreign income and similar taxes paid by the RIC in order to enable its share-holders to take a credit (or deduction) for foreign income taxes paid by the RIC. If this election is made, Unit holders of a Trust, because they are deemed to own a pro rata portion of the Securities held by such Trust, as described above, must include in their gross income, for federal income tax purposes, both their portion of dividends received by such Trust from the RIC and also their portion of the amount which the RIC deems to be their portion of foreign income taxes paid with respect to, or withheld from, dividends, interest or other income of the RIC from its foreign investments. Unit holders may then subtract from their federal income tax the amount of such taxes withheld, or else treat such foreign taxes as deductions from gross income; however as in the case of investors receiving income directly from foreign sources, the above described tax credit or deduction is subject to certain limitations.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes, foreign investors, corporations, broker-dealers or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-82812) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                  Very truly yours,



                                  CHAPMAN AND CUTLER

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